1. Name and Address of Reporting Person
   Dee, James D.
   157 Pheasant Fields Lane
   Moorestown, NJ 08057
2. Issuer Name and Ticker or Trading Symbol
   SPS TECHNOLOGIES, INC. (ST)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   3/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Vice President, General Counsel & Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       03/06/2002 S             -600        D      $40.3700                    D
Common Stock                       03/06/2002 S             -981        D      $40.3800   3725             D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Non Qualified  $32.9375                                             02/09/2010 Common                      600      D
Stock Options                                                                  Stock
Non Qualified  $34.435                                              02/12/2012 Common                      59       D
Stock Options                                                                  Stock
Non Qualified  $41.0938                                             02/01/2008 Common                      6355     D
Stock Options                                                                  Stock
Non Qualified  $42.4063                                             04/26/2009 Common                      600      D
Stock Options                                                                  Stock
Non Qualified  $43                                                  02/08/2009 Common                      600      D
Stock Options                                                                  Stock
Non Qualified  $51.1                                                02/14/2011 Common                      432      D
Stock Options                                                                  Stock
Incentive      $27                                                  01/31/2006 Common                      5000     D
Stock Options                                                                  Stock
Incentive      $32.9375                                             02/09/2010 Common                      2400     D
Stock Options                                                                  Stock
Incentive      $33.9063                                             02/09/2007 Common                      6000     D
Stock Options                                                                  Stock
Incentive      $34.435                                              02/12/2012 Common                      2941     D
Stock Options                                                                  Stock
Incentive      $41.0938                                             02/01/2008 Common                      645      D
Stock Options                                                                  Stock
Incentive      $42.4063                                             04/26/2009 Common                      900      D
Stock Options                                                                  Stock
Incentive      $43                                                  02/08/2009 Common                      900      D
Stock Options                                                                  Stock
Incentive      $51.1                                                02/14/2011 Common                      2568     D
Stock Options                                                                  Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ James D. Dee

DATE
04/09/2002